                         EXPENSE REIMBURSEMENT AGREEMENT
                         -------------------------------

AGREEMENT made this 24th day of February 2005, by and between NUVEEN TAX-ADVANTAGED FLOATING RATE FUND, a Massachusetts business trust (the "Fund"), and NUVEEN ASSET MANAGEMENT, a Delaware corporation (the "Adviser").

                               W I T N E S S E T H
                               - - - - - - - - - -

WHEREAS, the Fund and the Adviser have separately entered into an Investment Management Agreement of even date herewith (the "Management Agreement"); and

WHEREAS, the Adviser in turn has entered into Investment Sub-Advisory Agreement of even date herewith (the "Sub-Advisory Agreement") with Spectrum Asset Management, Inc., (the "Sub-Adviser");

NOW, THEREFORE, in consideration of the mutual covenants hereinafter contained, and in connection with the establishment and commencement of operations of the Fund, it is hereby agreed by and between the parties hereto as follows:

1. For the period from the commencement of the Fund's operations through March 31, 2005 and for the 12 month periods ending March 31 in each indicated year during the term of the Management Agreement (including any continuation done in accordance with Section 15(c) of the Investment Company Act of 1940), the Adviser agrees to reimburse expenses (including the management fee and other expenses) in the amounts determined by applying the following annual rates to the average daily net assets of the Fund:

                   Percentage Reimbursed (as a                         Percentage Reimbursed (as
 Period Ending    percentage of average daily net    Period Ending      a percentage of average
   March 31              assets)/(1)/                  March 31         daily net assets)/(1)/
     2005/(2)/               30%
     2006                    30%                        2011                     .22%
     2007                    30%                        2012                     .14%
     2008                    30%                        2013                     .07%
     2009                    30%
     2010                    30%

/(1)/ Including net assets attributable to the Fund's Preferred Shares and the principal amount of borrowings.
/(2)/ From the commencement of operations.

The Fund understands that the Adviser and each of the Sub-Advisers have determined to effectively allocate the expense reimbursement obligation hereunder between themselves pursuant to a schedule set forth in the Sub-Advisory Agreements.

2. To effect the expense reimbursement provided for in this Agreement, the Fund may offset the appropriate amount of the reimbursement contemplated hereunder against the management fee payable under the Management Agreement.

3. This Agreement, and the Adviser's obligation to so reimburse expenses hereunder, shall terminate on the earlier of (a) March 31, 2013 or (b) termination of the Management Agreement.

4. Except as provided in paragraph 3, above, this Agreement may be terminated only by the vote of (a) the Board of Trustees of the Fund, including the vote of the members of the Board who are not "interested persons" within the meaning of the Investment Company Act of 1940, and (b) a majority of the outstanding voting securities of the Fund.

5. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule, or otherwise, the remainder shall not be thereby affected.

6. The Fund's Declaration of Trust is on file with the Secretary of the Commonwealth of Massachusetts. This Agreement is executed on behalf of the Fund by the Fund's officers as officers and not individually and the obligations imposed upon the Fund by this Agreement are not binding upon any of the Fund's Trustees, officers or shareholders individually but are binding only upon the assets and property of the Fund.

7. This Agreement shall be construed in accordance with applicable federal law and (except as to Section 6 hereof which shall be construed in accordance with the laws of Massachusetts) the laws of the State of Illinois.

         IN WITNESS WHEREOF, the Fund and the Adviser have caused this Agreement to be executed on the day and year above written.

                                       NUVEEN TAX-ADVANTAGED
                                                FLOATING RATE FUND



                                            by: /s/ Jessica R. Droeger
                                                --------------------------------
                                                      Vice President

Attest:  /s/ Virginia L. O'Neal
         --------------------------------
              Assistant Secretary

                                       NUVEEN ASSET MANAGEMENT



                                            by: /s/ Gifford R. Zimmerman
                                                --------------------------------
                                                      Managing Director

Attest:  /s/ Larry W. Martin
         --------------------------------
              Assistant Secretary

                                       3